UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 20, 2006

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective June 9, 2006, Southwest Community Bancorp, a California corporation (SWCB) merged (the “Merger) with and into Placer Sierra Bancshares (the “Company” or “PLSB”). In addition, Southwest Community Bank, the wholly owned subsidiary of SWCB, merged with and into Placer Sierra Bank (the “Bank”), the wholly owned subsidiary of PLSB. The Merger was consummated pursuant to an Agreement and Plan of Merger and Reorganization (the “Reorganization Agreement”) between the Company and SWCB. Pursuant to the Reorganization Agreement, as has been previously reported in various reports filed with the Securities and Exchange Commission, certain agreements were assumed by the Company and the Bank, including certain supplemental executive retirement agreements, as amended, by and between Southwest Community Bank and Frank J. Mercardante (the former Chief Executive Officer of SWCB and a current director of PLSB), Alan J. Lane (the former President and Chief Operating Officer of SWCB) and Stuart McFarland (the former Executive Vice President of SWCB and a current employee of Placer Sierra Bank).

On July 20, 2006, the Board of Directors of Placer Sierra Bank adopted a Rabbi Trust to hold various life insurance policies for the purpose of paying these retirement obligations to Mr. Mercardante, Mr. Lane and Mr. McFarland. The Trustee is Borel Private Bank & Trust Company. The Rabbi Trust Agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 8.01 Other Events.

In connection with the Merger, each outstanding share of SWCB common stock has been converted into 1.58 shares of Company common stock. The SWCB shareholders had until July 3, 2006 to exercise and perfect dissenter’s rights. No SWCB shareholder exercised dissenter’s rights within the required time frame. Accordingly, SWCB shareholders received 7,228,910 shares of Placer Sierra Bancshares common stock and, as of June 30, 2006, the number of shares of common stock of PLSB issued and outstanding was 22,359,832.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)

Date July 26, 2006

/s/ Ronald W. Bachli
Ronald W. Bachli Chairman and Chief Executive Officer